EXHIBIT 99.1

news release

Contact Information:
Stephen T. Lanza	Willa McManmon
Chief Financial Officer	Director, Corporate Communications
(408) 988-7020	(408) 486-3955

Neomagic®  Corporation Reports First Quarter  Fiscal 2004 Results

                Santa Clara, California — May 15, 2003 — NeoMagic Corporation (Nasdaq: NMGC), a pioneer of Applications Processors for multimedia-rich mobile phones and wireless PDAs, today reported net sales of $624 thousand for the first quarter of fiscal 2004, ended April 30, 2003, compared to net sales of $362 thousand for the first quarter of fiscal 2003.  Net loss for the first quarter of fiscal 2004 was $6.6 million, or a loss of $0.22 per share, compared to a net loss of $3.8 million, or a loss of $0.13 per share in the first quarter of fiscal 2003.  The first quarter of fiscal 2003 included a gain of $6.0 million due to an income tax carry back. Without the tax impact, the net loss would have been $9.8 million.  The total cash usage for the first quarter of fiscal 2004 was $7.0 million.  The Company ended the first quarter of fiscal 2004 with $60 million in cash, cash equivalents and short-term investments.

“During the first quarter, we met with the leading mobile phone and wireless PDA manufacturers in Taiwan, China, Korea, Japan, North America and Europe,” said Prakash Agarwal, NeoMagic’s president and CEO.  “We face the challenge of the incumbents but we don’t believe that a de facto Applications Processor standard has been reached in either the mobile phone or wireless PDA markets.  Because of this, we are seeing a willingness among both the large and small customers to consider our long-term technology roadmap in lieu of more familiar but less scalable and less compelling solutions.

“NeoMagic has shipped MiMagic 5 system development boards to 14 different customers, a number of third-party software companies and other technology partners.   The customer response has been encouraging:  currently there are three customer programs underway using the MiMagic 5, with a number of other programs in the evaluation stage,” continued Agarwal.  “We will have a better idea of the revenue potential for the MiMagic 5 programs in late summer, as these programs continue to unfold.

“The Company has also been demonstrating its Associative Processor Array (APA) engine.  It features a unique parallel processing architecture that customers tell us is very interesting, particularly as multimedia requirements grow more and more intensive.

“We are energized by these customer engagements and excited about the potential opportunities underway, as well as by the reception that APA is receiving in its early demonstrations.  Looking forward, we will continue to focus on turning customer engagements into design wins.  Additionally, as always, we continue to focus on responsible cash management,” concluded Agarwal.

NeoMagic’s first quarter fiscal 2004 conference call can be accessed via the internet at  www.neomagic.com, “Investor Resources.”  The call can also be accessed  by dialing (877) 282-0743 in the US and (703) 871-3073 internationally. The passcode is 6491517.  There will be a 7 day replay which can be accessed by dialing (888) 266-2081 in the US and (703) 925-2533 internationally.  The passcode is also 6491517.

About NeoMagic

NeoMagic Corporation, based in Santa Clara, California, provides Applications Processors to enable new generations of mobile phones and PDAs, designed to offer the lowest power, smallest form-factor and best multimedia features and performance.  The Company is a pioneer in the integration of complex logic, memory, and analog circuits into single-chip solutions.  NeoMagic is mobilizing multimedia for the Internet age.  Information on the Company may be found on the World Wide Web at http://www.neomagic.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, including statements regarding the expectations for product sales and new product and technology development efforts.  Examples of forward-looking statements include expectations for future revenue growth, our cash position, customer engagements and design wins and market visibility.  These statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of new NeoMagic products, the market acceptance of mobile phones and PDAs developed and marketed by customers that use the Company’s product and the Company’s ability to execute product and technology development plans on schedule, particularly the APA technology.  Additional risks that could affect the Company’s future operating results are more fully described in the Company’s most recent annual report on Form 10-K  and our other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov.  NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders.  NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation.  All other trademarks are the property of their respective owners.  NeoMagic disclaims any proprietary interest in the marks and names of others.

- tables to follow-

NEOMAGIC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,	April 30,
	2003	2002

Net sales	$624	$362

Cost of sales	588	585
Gross margin (loss)	36	(223)

Operating expenses:

Research and development	4,952	6,349
Sales, general and administrative	1,742	2,755
Special charges	0	1,400
Amortization of deferred compensation	102	1,238
Total operating expenses	6,796	11,742

Loss from operations	(6,760)	(11,965)

Other income	211	2,188
Interest expense	(87)	0

Loss before income taxes	(6,636)	(9,777)

Income tax benefit	0	(6,000)

Net loss	$(6,636)	$(3,777)

Basic net loss per share	$(0.22)	$(0.13)
Diluted net loss per share	$(0.22)	$(0.13)

Weighted common shares outstanding	30,277	28,036
Weighted common shares outstanding assuming dilution	30,277	28,036

NEOMAGIC CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2003	January 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$15,512	$37,428
Short-term investments	44,542	29,657
Accounts receivable, net	122	118
Inventory	759	535
Other current assets	1,304	2,410
Total current assets	62,239	70,148

Property, plant and equipment, net	5,193	5,840
Other assets	4,764	4,960

Total assets	$72,196	$80,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,408	$2,864
Compensation and related benefits	1,191	1,393
Income taxes payable	3,664	3,633
Other accruals	1,016	1,287
Current portion of capital lease obligations	1,602	1,363
Total current liabilities	9,881	10,540

Capital lease obligations	2,153	2,521

Stockholders’ equity:
Common stock	30	30
Additional paid-in-capital	88,661	89,237
Deferred compensation	(517)	(4)
Accumulated other comprehensive income	9	9

Retained deficit	(28,021)	(21,385)
Total stockholders’ equity	60,162	67,887

Total liabilities and stockholders’ equity	$72,196	$80,948